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                                                                    EXHIBIT 99.1

                                 SIDE AGREEMENT


                                                                  April 26, 1998

Manor Care, Inc.
11555 Darnestown Road
Gaithersburg, Maryland  20878

Vitalink Pharmacy Services, Inc.
1250 East Diehl Road, Suite 208
Naperville, Illinois  60563

Attention:

Ladies and Gentlemen:

          Genesis Health Ventures, Inc. ("Genesis") and Vitalink Pharmacy Services, Inc. ("Vitalink") have executed on even date herewith an Agreement and Plan of Merger (the "Merger Agreement") whereby Genesis will acquire Vitalink through merger (the "Merger").

          This agreement is intended to set forth the agreements and understandings between Manor Care, Inc. ("Manor Care"), Vitalink and Genesis relating to the subject matter hereof. All capitalized terms used herein have the definitions ascribed to such terms in the Merger Agreement.

          In consideration of, and as a condition and material inducement to, Genesis's willingness to enter into the Merger Agreement with Vitalink, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned on behalf of Manor Care and Vitalink, respectively, confirms this agreement with Genesis as follows:

          1. Manor Care agrees to indemnify and hold harmless Genesis and its directors and officers, its agents and representatives retained in connection with the Merger Agreement, and Vitalink from any and all liabilities, proceedings, suits, actions proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, losses, expenses and fees and, subject to Section 4, attorneys' fees and expenses (including any liability to a director, agent, representative or employee of Vitalink under any provisions contained in the Articles of Incorporation or Bylaws of Vitalink or any agreement of Vitalink existing at or prior to the Effective Time to the extent not covered by insurance) which arise out of or relate to any shareholder's allegation or claim that the Board of Directors of Vitalink, as constituted at or prior to the Effective Time, has violated its fiduciary duties or other obligations to the shareholders of Vitalink in approving the Merger Agreement and the transactions contemplated thereby.

          2. Manor Care agrees to indemnify and hold harmless Vitalink and its subsidiaries for the taxes, interest and penalties of any person other than Vitalink and its subsidiaries under Treasury Regulation Section 1.1502-6 for periods during which Vitalink was a member of Manor Care's affiliated group for U.S. federal income tax purposes (or any similar provision of state, local or foreign law) in excess of the

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amount of taxes, interest and penalties allocated to Vitalink pursuant to the
Tax Agreement between Manor Care, Inc. and Total Care Pharmacy Services, Inc., dated June 1, 1991.

          3. Each of Manor Care and Vitalink agrees that from and after the Effective Time, such party shall not take any action against the other to collect any amounts for services rendered by such party to the other prior to the Effective Time, except for amounts for which such party has billed the other as of the Effective Time as reflected in the books and records of such other party as of the Effective Time and amounts owed to Vitalink for services rendered to Manor Care's patients prior to the Effective Time.

          4. Manor Care agrees to indemnify and hold harmless Vitalink and its Subsidiaries against all losses, claims, damages, expenses or liabilities ("Losses") arising out of or related to any claim or action against Vitalink or its subsidiaries prior to the third anniversary of the Effective Time, in the case of clauses (i) and (ii) of this Section 4, and prior to the term of the applicable statute of limitations, in the case of clause (iii) of this Section 4, based upon (i) any action or omission by Manor Care in providing billing and collection services to Vitalink and its subsidiaries or (ii) any action or omission by Manor Care in billing and collecting amounts payable or reimbursable in respect of services rendered by Vitalink to Manor Care and its patients prior to the Effective Time or (iii) allegations of fraud or any violations of applicable law, rule or regulation by Manor Care or its Subsidiaries (other than Vitalink and its Subsidiaries) arising out of the execution of the Contracts or the illegality or alleged illegality of any provision of the Contracts; provided, however, that the indemnification provided for under this Section 4
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shall not be available with respect to any Losses arising out of or based upon any claim or action against Vitalink or its Subsidiaries (x) alleging that amounts indicated by Vitalink as due and owing for providing services to patients of Manor Care was not reasonable, was in excess of amounts owed or was otherwise improperly paid and (y) alleging fraud or any violations of applicable law by Vitalink or any of its Subsidiaries. As used in this agreement, "Contracts" shall mean the Master Agreement for Pharmacy Services, Master Pharmacy Consulting Agreement and Master Agreement for Infusion Therapy Products and Services, each between Vitalink and ManorCare Health Services, Inc., as amended and in effect as of the date hereof.

          5. If any action is brought against an indemnified party in Sections 1, 2, 3 or 4 above, such indemnified party shall promptly notify the indemnifying party in writing of the institution of such action. The indemnifying party shall assume the defense of such action, including the employment of counsel reasonably satisfactory to Genesis. The omission to notify Manor Care as required herein shall not relieve Manor Care from any liability which it may have to any indemnified party, except to the extent Manor Care is prejudiced by such omission. Manor Care shall not be liable for any settlement of any such claim or action effected without its written consent, but if settled with the written consent of Manor Care, Manor Care agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement. Manor Care shall not, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in which any indemnified party is or could have been a party and for which indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

          6.  (a)  Noncompetition.  For a period of ten (10) years after the
                   --------------
date hereof (the "Term") neither Manor Care nor any of its affiliates shall, directly or indirectly engage in the institutional pharmacy business in any state in which Genesis or any affiliate of Genesis now or at anytime during the Term owns or operates an institutional pharmacy business (the "Territory"), or establish, acquire, engage, own, manage, operate, or control, or participate in the establishment, ownership, management, operation or control of any Person in the institutional pharmacy business in the Territory. Notwithstanding the foregoing, Manor

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Care may acquire an entity which among other businesses owns and operates an institutional pharmacy business so long as the institutional pharmacy business is not the primary business of the acquired entity and the institutional pharmacy business is sold within one year of its acquisition. It is understood that this Section 6 is for the benefit of Genesis and any third party to whom Genesis sells any of the institutional pharmacies of Vitalink. As used herein, "institutional pharmacy business" means the services provided under the Contracts.

          (b)  Enforcement.  Manor Care acknowledges that any breach by Manor
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Care of any of the covenants and agreements of this Section 6 (the "Covenants")
will result in irreparable injury to Vitalink and Genesis for which money damages could not adequately compensate Vitalink, and therefore, in the event of any such breach, Vitalink and Genesis shall be entitled, in addition to all other rights and remedies which Vitalink or Genesis may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining Manor Care and/or all other Persons involved therein from continuing such breach.

          (c)  Scope.  If any portion of any Covenant or its application is
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construed to be invalid, illegal or unenforceable, then the other portions and their application shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or similar factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form.


          (d)  Termination.  If the term of the Contracts has been extended
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through September 30, 2008 by virtue of automatic renewal or otherwise, these provisions shall terminate.

          7. This agreement will be governed and construed in accordance with the laws of the State of Delaware.

          8. This agreement shall be effective from and after the Effective Time. If the Merger is not consummated this shall terminate and be of no further force or effect. This agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

          9. Nothing in this agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this agreement.

          10. This letter agreement shall be binding upon Manor Care and its successors and assigns and upon any entity to which all or substantially all of the assets of Manor Care and its subsidiaries taken as a whole are transferred in any corporate reorganization, division, split-up or spin-off; provided,
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however, that Manor Care may assign all of its rights and obligations under this
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agreement to a direct or indirect subsidiary of Manor Care which is to be spun off as provided in the Form 10 filed with the Securities and Exchange Commission by New ManorCare Health Services, Inc. and Manor Care shall be released from any further obligations under or with respect to this agreement.

          11. This agreement may not be amended, changed, supplemented, or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by each of the parties hereto. The parties may waive compliance by the other parties hereto with any representation, agreement

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or condition otherwise required to be complied with by such other party hereunder, but any such waiver shall be effective only in writing executed by the waiving party.

          12. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid.

          13. In case any one or more of the provisions contained in this agreement should be invalid, illegal or unenforceable in any respect against a party hereto, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such judgment shall be made.

          14. All rights, powers and remedies provided under this agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any rights, powers and remedies by any party shall not preclude the simultaneous or subsequent exercise of any other such right, power or remedy by such party. The failure of any party hereto to exercise any right, power or remedy provided under this agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

          15. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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          If you agree with the foregoing, please so indicate by signing and returning one executed copy of this letter, which will constitute our agreement with respect to the subject matter of this letter.

                              Very truly yours,

                              GENESIS HEALTH VENTURES, INC.

                              By:  /s/ Ira C. Gubernick
                                 ------------------------------------
                                   Name: Ira C. Gubernick
                                   Title: General Counsel - Corporate
                                          and Secretary

Confirmed and Agreed as of the date written above:

MANOR CARE, INC.

By:  /s/ James H. Rempe
   ------------------------------------
     Name: James H. Rempe
     Title: Senior Vice President

VITALINK PHARMACY SERVICES, INC.

By:  /s/ Scott T. Macomber
   ------------------------------------
     Name: Scott T. Macomber
     Title: Senior Vice President